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                              ACCOUNTANTS' CONSENT



The Board of Directors
Sento Corporation


We consent to incorporation by reference in the Registration Statement No 333-12917 on Form S-8 and Registration Statement Nos. 333-36251 and 333-85355 on Form S-3 of Sento Corporation of our report dated May 21, 1999, relating to the consolidated balance sheet of Sento Corporation and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholder's equity and comprehensive loss, and cash flows for the year then ended, which report appears in the March 31, 2000 Annual Report on Form 10-KSB of Sento Corporation.


                                             /s/ KPMG LLP




Salt Lake City, Utah
June 13, 1999